HERLEY INDUSTRIES, INC.
                                AND SUBSIDIARIES


 Exhibit 11

                        COMPUTATION OF PER SHARE EARNINGS


                                                        Thirteen weeks ended        Fourteen weeks ended
                                                          November 2, 1997            November 3, 1996
                                                          ----------------            ----------------

Net Income                                                   $  1,344,249                $  871,728
                                                               ==========                  ========

Weighted average shares outstanding:
      Shares outstanding from beginning of period               4,525,871                 3,914,829
      Shares issued for options exercised                          12,194                     5,495
      Treasury shares acquired                                    -                         -
      Common equivalents - options and warrants                   690,155                   696,409
                                                               ----------                ----------
Weighted average  common and common
      equivalent shares outstanding                             5,228,220                 4,616,733
                                                                =========                 =========

Earnings per common and
      common equivalent share:                                    $ .26                     $  .19
                                                                    ===                        ===



                                       10